Exhibit 99.(h)(1)

MORGAN STANLEY ASSET MANAGEMENT INC.
ADMINISTRATION AGREEMENT

Agreement dated as of the 9th day of September, 1996 by and between MORGAN STANLEY UNIVERSAL FUNDS, INC., a Maryland corporation (the “Fund”) and MORGAN STANLEY ASSET MANAGEMENT INC., a Delaware corporation (“MSAM”).

WHEREAS, the Fund has filed a Registration Statement on Form N-1A to register as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and to offer and sell shares of its series of stock (each series, a “Portfolio”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Board of Directors of the Fund may from time to time designate or classify additional Portfolios and classes of shares of such Portfolios or redesignate or reclassify existing Portfolios and classes of shares of such Portfolios and cause the shares of such Portfolios and classes to be registered under the 1933 Act; and

WHEREAS, the Fund desires to retain MSAM to render certain management, administrative, transfer agency, dividend disbursing and other services to certain Portfolios of the Fund, and MSAM is willing to render such services;

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Appointment of Administrator

The Fund hereby appoints MSAM to act as administrator to the Portfolios of the Fund as set forth on Schedule A attached hereto (the “MSAM Portfolios”) for the period and on the terms set forth in this Agreement.  In connection therewith, MSAM accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided.  The parties hereto agree that MSAM may render and provide the services described herein directly or through the services of third parties.  In connection with such appointment, the Fund will deliver to MSAM copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

A.                                    A certified copy of the Articles of Incorporation of the Fund as currently in effect and as supplemented or amended from time to time;

B.                                    A certified copy of the Fund’s By-Laws as currently in effect and as amended from time to time;

C.                                    A copy of the resolution of the Fund’s Board of Directors authorizing this Agreement;

D.                                    Specimens of all forms of outstanding and new stock certificates of the MSAM Portfolios, if any, in the forms approved from time to time by the Board of Directors of the Fund with a certificate of the Secretary of the Fund as to such approval;

E.                                     The Fund’s registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission, and all amendments thereto;

F.                                      Each resolution of the Board of Directors of the Fund authorizing the original issue of its shares of the MSAM Portfolios;

G.                                    Certified copies of the resolutions of the Fund’s Board of Directors authorizing: (1) certain persons to give instructions to the Fund’s Custodian(s) pursuant to the Fund’s custody agreements and (2) certain persons to sign checks and pay expenses on behalf of the Fund.

H.                                   A copy of each of the Fund’s investment advisory agreements as currently in effect and as amended from time to time.

I.                                        A copy of each of the Fund’s custody agreements as currently in effect and as amended from time to time.

J.                                        Such other certificates, documents or opinions which MSAM may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties hereunder.

2.                                      Representation and Warranties of MSAM

MSAM represents and warrants to the Fund that:

A.                                    It is a corporation, duly organized and existing in good standing under the laws of Delaware.

B.                                    It is duly qualified to carry on its business in the State of New York.

C.                                    It is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

D.                                    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

E.                                     It has and will continue to have and maintain, directly or through third parties, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

3.                                      Authorized Shares

The Fund certifies to MSAM that (i) the Fund is authorized to issue the number of shares, par value $0.001 per share, of common stock (“shares”), as set forth in the Articles of Incorporation of the Fund, as currently in effect and as supplemented or amended from time to time; (ii) the Board of Directors has the power to classify or designate or reclassify or redesignate its unissued shares of stock, from time to time, into one or more series of shares or Portfolios and each series of shares or Portfolio into one or more classes of shares; and (iii) the Fund will initially offer shares of more than one Portfolio.

4.                                      Services Provided by MSAM

MSAM shall discharge, directly or through third parties, the following responsibilities subject to the control of the Fund’s Board of Directors, and in compliance with the objectives, policies and limitations set forth in the Fund’s registration statement, By-Laws and applicable laws and regulations.

A.                                    General Administration.  Under the direction of the Fund’s Board of Directors, MSAM shall manage, administer, and conduct all of the general business activities of the MSAM Portfolios other than those that have been contracted to third parties by the Fund.  MSAM shall, directly or through third parties, provide the personnel and facilities necessary to perform such general business activities under the supervision of the Fund’s Board of Directors and executive officers.

B.                                    Accounting.  MSAM shall, directly or through third parties, provide the following accounting services to the MSAM Portfolios:

1)                                     Maintenance of the books and records and accounting controls for the MSAM Portfolios’ assets, including records of all securities transactions;

2)                                     Daily calculation of the net asset value for each of the MSAM Portfolios;

3)                                     Accounting for dividends and interest received and distributions made by each of the MSAM Portfolios;

4)                                     Preparation and filing of the MSAM Portfolios’ U.S. tax returns and annual and semi-annual reports on Form N-SAR;

5)                                     The production of transaction data, financial reports and such other periodic and special reports as the Board of Directors of the MSAM Portfolios may reasonably request;

6)                                     The preparation of financial statements for the annual and semi-annual reports and other shareholder communications;

7)                                     Liaison with the MSAM Portfolios’ independent public accountants;

8)                                     Monitoring and administration of arrangements with the MSAM Portfolios’ custodian and depository banks; and

9)                                     Maintenance of (but not the payment for) the fidelity bond required to be maintained under the 1940 Act and preparation of the filings required in connection therewith.

C.                                    Transfer Agent.  The Fund hereby directs MSAM to be responsible for the appointment of a transfer agent for the MSAM Portfolios (the “MSAM Transfer Agent”) and MSAM agrees to act in such capacity.  In connection with such appointment, the MSAM Transfer Agent shall:

1)                                     Maintain records showing for each shareholder of the MSAM Portfolios the following:

a)                                     Name, address and tax identifying number (if applicable);

b)                                     Number of shares of each MSAM Portfolio that is held;

c)                                      Historical information including dividends paid and date and price of all transactions, including individual purchases and redemptions; and

d)                                     Any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account.

2)                                     Record the issuance of shares of each MSAM Portfolio and notify the Fund in case any proposed issuance of shares by the MSAM Portfolios shall result in an over-issuance as identified by Section 8-104(2) of the Uniform Commercial Code and in case any issuance would result in such an over-issuance, shall refuse to countersign and issue, and/or credit, said shares.  Except as specifically agreed -in writing, MSAM and any transfer agent appointed by MSAM shall have no obligation when countersigning and issuing and/or crediting shares, to take cognizance of any other laws relating to the issue and sale of such shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

3)                                     Process all orders for the purchase of shares of each MSAM Portfolio in accordance with the Fund’s current registration statement.  Upon receipt of any check or other payment for purchase of shares of the MSAM Portfolios from an investor, the MSAM Transfer Agent will (i) stamp the order with the date of receipt, (ii) determine the amounts thereof due the MSAM Portfolios, and (iii) notify the MSAM Portfolios of such determination and deposit, such notification to be given on a daily basis of the total amounts determined and deposited to said account during such day.  The MSAM Transfer Agent shall then credit the share account of the investor with the number of shares to be purchased according to the price of the MSAM Portfolio’s shares in effect for purchases made on the date such payment is received as set forth in the Fund’s then-current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions that the Fund may give to MSAM or the MSAM Transfer Agent with respect to the timing or manner of acceptance of orders for shares relating to payments so received by it.

4)                                     Receive and stamp with the date of receipt all requests for redemptions of shares held in certificate or non-certificate form, and shall process said redemption requests as follows:

a)                                     If such certificate or redemption request complies with the applicable standards approved by the Fund, MSAM or the MSAM Transfer Agent shall on each business day notify the Fund of the total number of shares presented and covered by such requests received by MSAM or the MSAM Transfer Agent on such day;

b)                                     On or prior to the seventh calendar day succeeding any such request for redemption, or such shorter period of time as may be required by applicable law, MSAM or the MSAM Transfer Agent shall notify the Custodian, subject to instructions from the Fund, to transfer monies to such account as designated by MSAM or the MSAM Transfer Agent for such payment to the redeeming shareholder of the applicable redemption or repurchase price; and

c)                                      If any such certificate or request for redemption does not comply with applicable standards, MSAM or the MSAM Transfer Agent shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption at the MSAM Portfolio’s price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct.

5)                                     Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

6)                                     Process redemptions, exchanges and transfers of MSAM Portfolio shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund’s then-current prospectus.  MSAM and any transfer agent appointed by MSAM shall be permitted to act upon the instruction of any person by telephone to redeem, exchange and/or transfer MSAM Portfolio shares from any account for which such services have been authorized.  In accordance with Section 7 herein, the Fund hereby agrees to indemnify and hold MSAM and any transfer agent appointed by MSAM harmless against all losses, costs or expenses, including attorney fees, suffered or incurred by MSAM and any transfer agent appointed by MSAM directly or indirectly as a result of (i) taping the telephone conversation of any shareholder, or (ii) relying on the telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

D.                                    Recording of Transfer.  A transfer agent duly appointed by MSAM is authorized to transfer on the records of the Fund maintained by it, shares represented by certificates, as well as issued shares held in non-certificate form, upon the surrender to it of the certificate or in the case of non-certificated shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof to countersign and issue new certificates or other document of ownership for a like amount of stock and to deliver the same pursuant to the transfer instructions.

E.                                     Stock Certificates.  In the event one or more shareholders of any MSAM Portfolio requests certificates representing the shares of such shareholder or shareholders, the Fund shall supply any transfer agent appointed by MSAM with a sufficient supply of continuous form blank stock certificates for each of the MSAM Portfolios to meet such requests for certificates.  Such blank stock certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund’s seal or facsimile thereof; and notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates of stock, the MSAM Transfer Agent may, until otherwise directed by the Fund or MSAM, continue to countersign certificates which bear the manual or facsimile signature of such officer.

F.                                      Issue of Share Certificates.  If a shareholder of any MSAM Portfolio requests a certificate representing his shares, the MSAM Transfer Agent, will countersign and mail by first class mail, a share certificate to the investor at his address as set forth on the transfer books of the Fund.

G.                                    Returned Checks.  In the event that any check or other order for the payment of money is returned unpaid for any reason, MSAM or a third party appointed by MSAM will take such steps, including redepositing said check for collection or returning said check to the investor, as MSAM or a third party appointed by MSAM may, at its discretion, deem appropriate, or as the Fund may instruct.

H.                                   Dividend Tax Reporting and Withholding.  MSAM or a third party appointed by MSAM will prepare, file with the U.S. Internal Revenue Service and mail to shareholders of the MSAM Portfolios such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed and MSAM or a third party appointed by MSAM shall withhold such sums as are required to be withheld under applicable U.S. Federal income tax laws, rules and regulations.

I.                                        Proxies.  MSAM or a third party appointed by MSAM shall mail proxy statements, proxy cards and other proxy materials supplied to it by the Fund and shall receive, examine and tabulate returned proxies.  MSAM or a third party appointed by MSAM shall make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

J.                                        Dividend Disbursing.  MSAM or a third party appointed by MSAM shall act as Dividend Disbursing Agent for each of the MSAM Portfolios, and, as such, shall prepare and mail checks or credit income and capital gain payments to shareholders.  The Fund shall advise MSAM or a third party appointed by MSAM of the declaration of any dividend or distribution and the record and payable date thereof at least five (5) days prior to the record date.  MSAM or a third party appointed by MSAM shall, on or before the payment date of any such dividend or distribution, notify the Fund’s custodians of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such distribution, the Fund shall instruct its custodians to make available to MSAM or a third party appointed by MSAM sufficient funds for the cash amount to be paid out.  If an MSAM Portfolio shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to his account and/or certificates delivered where requested.  An MSAM Portfolio shareholder not electing issuance of certificates will receive a confirmation from MSAM or a third party appointed by MSAM indicating the number of shares credited to his account as a result of the reinvested dividend or distribution.

K.                                   Other Information.  MSAM shall, directly or through third parties, furnish for the Fund such other information as is required by law, including but not limited to shareholder lists for the MSAM Portfolios, and such related statistical information as may be reasonably requested by the Fund.

5.                                      Services To Be Obtained Independently By The Fund

The following shall be provided to the Fund at no expense to MSAM hereunder:

A.                                    Organizational expenses;

B.                                    Services of independent accountants;

C.                                    Services of outside legal counsel (including such counsel’s review of the Fund’s registration statement, proxy materials and other reports and materials prepared by MSAM directly or through third parties under this Agreement);

D.                                    Any services contracted for by the Fund directly from parties other than MSAM;

E.                                     Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for its investment portfolio;

F.                                      Taxes, insurance premiums and other fees and expenses applicable to it operation;

G.                                    Investment advisory services;

H.                                   Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

I.                                        Costs incidental to Directors’ meetings, including fees and expenses of Directors;

J.                                        The salary and expenses of any officer or employee of the Fund;

K.                                   Services of the Fund’s custodians and depository banks, and all services related thereto;

L.                                     Costs incidental to the preparation, printing and distribution of the Fund’s registration statement and any amendments thereto, and shareholder reports;

M.                                 All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities; and

N.                                    Fidelity bond and Director’s and Officers’ liability insurance.

6.                                      Prices, Charges and Instructions

A.                                    The Fund will pay to MSAM, as compensation for the services provided and the expenses assumed pursuant to this Agreement, as agreed to in a written fee schedule approved by the parties hereto (see Schedule B).  In addition, MSAM, or third parties providing such services for the benefit of the Fund through arrangements with MSAM, shall be reimbursed for the cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders of the MSAM Portfolios, or especially prepared for use in connection with its obligations hereunder, as well as the cost of postage, telephone, telex and telecopy used in communicating with shareholders of the MSAM Portfolios and microfilm used each year to record the previous year’s transactions in shareholder accounts and computer tapes used for permanent storage of records, permanent storage costs for hard copy Fund records and cost of insertion of materials in mailing envelopes by outside firms.  Prior to ordering any forms in such supply as it estimates will be adequate for more than two years’ use, MSAM or any third party appointed by MSAM shall obtain the written consent of the Fund.  All forms and other supplies as described above for which MSAM or any third party appointed by MSAM has received reimbursement from the Fund shall be and remain the property of the Fund until used for the Fund.

B.                                    At any time MSAM, and third parties providing such services for the benefit of the Fund through arrangements with MSAM, may apply to any officer of the Fund or officer of the Fund’s investment adviser for instructions, and may consult with legal counsel for the Fund, or its own outside legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by MSAM or any third party appointed by MSAM under this Agreement and MSAM and such third parties shall not be liable and shall be indemnified by the Fund for any action taken or omitted by it in good faith in reliance upon such instructions.  In carrying out its duties hereunder, MSAM and such third parties shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.  MSAM shall also be protected and indemnified, except where a stop order is in effect, in recognizing stock certificates which MSAM reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of any former transfer agent of the Fund.

7.                                      Limitation of Liability and Indemnification

A.                                    MSAM shall be responsible hereunder for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it which are not contrary to this Agreement.  MSAM shall have no liability for any loss or damage resulting from the performance or non-performance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of MSAM, its officers and employees.

B.                                    The Fund shall indemnify and hold MSAM, and third parties providing services for the benefit of the Fund through arrangements with MSAM, harmless from all loss, cost, damage and expense, including reasonable expenses for counsel, incurred by such person resulting from any claim, demand, action or proceeding arising out of or based upon the Fund’s material breach of this Agreement or material omission by the Fund in the performance of its duties hereunder or under such arrangements with MSAM as to which the Fund has received written notice, or as a result of acting upon any instructions reasonably believed by any such person to have been executed by a duly authorized officer of the Fund or of the Fund’s investment advisers, provided that this indemnification shall not apply to any such loss, cost, damage or expense arising out of or based upon actions or omissions of MSAM, its officers, employees or agents in cases of its or their own gross negligence or willful misconduct.

C.                                    The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund.  In the event the Fund elects to assume the defense of any such suit and retain such counsel, MSAM or any of its affiliated persons or any third parties providing services for the benefit of the Fund through arrangements with MSAM, named as defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless at such time the Fund specifically authorizes in writing the retaining of such counsel at the Fund’s expense.

D.                                    No provisions of this Agreement shall be deemed to protect MSAM or any of its directors, officers and/or employees, or any of its affiliated persons or any third parties providing services for the benefit of the Fund through arrangements with MSAM against liability to the Fund or its shareholders to which it might otherwise be subject by reason of any fraud, willful misfeasance or gross negligence in the performance of its or their’ duties or the reckless disregard of its or their obligations under this Agreement.

8.                                      Confidentiality

MSAM agrees that, except as otherwise required by law or as necessary in accordance with this Agreement, MSAM will keep confidential all records and information in its possession relating to the Fund or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Fund.

9.                                      Compliance With Governmental Rules and Regulations

The Fund assumes full responsibility hereunder for complying with all applicable requirements of the 1933 Act, the 1940 Act and the Securities Exchange Act of 1934, as amended (the “1934 Act”), and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that MSAM specifically assumes any such obligations under the terms of this Agreement.

MSAM shall, directly or through third parties, maintain and preserve for the periods prescribed, such records relating to the services to be performed by MSAM under this Agreement as are required pursuant to the 1940 Act and the 1934 Act.  All such records shall at all times remain the property of the Fund, shall be readily accessible during normal business hours to each party hereto, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request.  Records shall be surrendered in usable machine readable form.

10.                               Status of MSAM

The services of MSAM to the Fund are not to be deemed exclusive, and MSAM shall be free to render similar services to others.  MSAM shall be deemed to be an independent contractor hereunder and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund with respect to this Agreement.

11.                               Printed Matter Concerning the Fund or MSAM

Neither the Fund nor MSAM shall, with respect to this Agreement, publish or circulate any printed matter that contains any reference to the other party without its prior written approval, excepting such printed matter as refers in accurate terms to MSAM’s appointment under this Agreement and except as required by applicable laws.

12.                               Term, Amendment and Termination

This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto.  The Agreement shall remain in effect for a period of one year from the date the Fund’s registration statement on file with the U.S. Securities and Exchange Commission becomes effective and shall automatically continue in effect thereafter unless terminated by either party at the end of such period or thereafter on 60 days’ prior written notice to the other party.  Upon termination of the Agreement, the Fund shall pay to MSAM such compensation as may be due under the terms hereof as of the date of such termination.  If, during the initial one-year period, either of the parties hereto shall be in default in the performance of any of its duties and obligations hereunder (the “Defaulting Party”), the other party hereto may give written notice to the Defaulting Party and if such default shall not have been remedied within 30 days after such written notice is given, then the party giving such notice may terminate this Agreement by 90 days’ written notice of such termination to the Defaulting Party, but such termination shall not affect any rights or obligations of either party arising from or relating to such default under the terms hereof.

13.                               Notices

Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

14.                               Non-Assignability

This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party.

15.                               Successors

This Agreement shall be binding on and shall inure to the benefit of the Fund and MSAM, and their respective successors.

16.                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.                               Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

Attest:		MORGAN STANLEY
UNIVERSAL FUNDS, INC.

By:	/s/Stefanie V. Chang	By:	/s/Michael F. Klein
	Name: Stefanie V. Chang		Name: Michael F. Klein
	Title: Vice President		Title: President

Attest:		MORGAN STANLEY
MANAGEMENT INC.

By:	/s/Stefanie V. Chang	By:	/s/Michael F. Klein
	Name: Stefanie V. Chang		Name: Michael F. Klein
	Title: Vice President		Title: President

Schedule A
As Amended on October 3, 2013
To Administration Agreement Dated as of September 9, 1996
By and Between
The Universal Institutional Funds, Inc. and Morgan Stanley Investment Management Inc.

Universal Institutional Fund, Inc.

Core Plus Fixed Income Portfolio

Emerging Markets Debt Portfolio

Emerging Markets Equity Portfolio

Global Franchise Portfolio

Global Infrastructure Portfolio

Global Real Estate Portfolio

Global Tactical Asset Allocation Portfolio

Growth Portfolio

Mid Cap Growth Portfolio

Small Company Growth Portfolio

U.S. Real Estate Portfolio